Exhibit 99.1

Live Ventures Reports Fiscal Third Quarter 2026 Financial Results

LAS VEGAS, August 13, 2026 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal third quarter ended June 30, 2026.

Fiscal Third Quarter 2026 Key Highlights:

●	Revenue was $108.9 million, compared to $112.5 million in the prior-year period, with year-over-year revenue growth in three of the Company’s four operating segments
●	Gross margin expanded approximately 10 basis points to 34.1%, compared to 34.0% in the prior-year period
●	Operating income was $5.3 million, compared to operating income of $8.0 million in the prior-year period
●	Net loss was $1.1 million and loss per share was $0.34, compared to net income of $5.4 million and diluted earnings per share (“EPS”) of $1.24 in the prior-year period
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Prior-year period results benefited from a $1.5 million gain on Employee Retention Credits and a $1.3 million gain on the settlement of a holdback liability related to Precision Industries, Inc. (“Precision Marshall”)

●	Adjusted EBITDA¹ was $9.3 million, compared to $13.2 million in the prior-year period
●	Total assets were $385.8 million and stockholders’ equity was $91.9 million as of June 30, 2026
●	Approximately $39.8 million in cash and availability under the Company’s credit facilities as of June 30, 2026
●	The Company has approximately $9.5 million remaining available under its $10 million share repurchase program

“For the third quarter, our Retail-Entertainment and Steel Manufacturing segments posted revenue growth, improved operating income, and higher Adjusted EBITDA¹. The Retail-Entertainment segment’s revenue grew 13%, while operating income and Adjusted EBITDA¹ increased 34% and 29%, respectively. The Steel Manufacturing segment’s revenue increased 7%, with operating income and Adjusted EBITDA¹ up 69% and 16%, respectively. These results were partially offset by continued weakness in the Retail-Flooring segment, where softness in the new-home construction and home-refurbishment markets weighed on operating performance,” said David Verret, Chief Financial Officer of Live Ventures.

“Our third-quarter performance demonstrates the resilience of our diversified operating portfolio. While we continue to navigate challenging conditions in our Retail-Flooring segment, our Retail-Entertainment and Steel Manufacturing segments delivered solid growth and improved profitability. We remain focused on initiatives to improve performance across our operating segments and drive sustainable value creation over the long term,” commented Jon Isaac, President and Chief Executive Officer of Live Ventures.

Third Quarter Fiscal Year 2026 Financial Summary (in thousands except per share amounts)
	For the three months ended June 30,
	2026	2025	% Change
Revenue	$ 108,911	$ 112,530	-3.2%
Gross profit	$ 37,096	$ 38,287	-3.1%
Operating income	$ 5,283	$ 8,003	-34.0%
Net income (loss)	$ (1,058)	$ 5,388	N/A
Diluted earnings (loss) per share	$ (0.34)	$ 1.24	N/A
Adjusted EBITDA¹	$ 9,298	$ 13,188	-29.5%

Revenue decreased approximately $3.6 million, or 3.2%, to $108.9 million for the quarter ended June 30, 2026, compared to $112.5 million in the prior-year period. Revenue decreased primarily due to a decline of approximately $9.0 million in the Retail-Flooring segment, partially offset by increases of approximately $2.4 million in the Retail-Entertainment segment, $1.8 million in the Steel Manufacturing segment, and $1.1 million in the Flooring Manufacturing segment.

Gross profit decreased approximately $1.2 million, or 3.1%, to $37.1 million for the quarter ended June 30, 2026, compared to $38.3 million in the prior-year period. The decline was driven primarily by lower revenue in the Retail-Flooring segment. Gross margin increased approximately 10 basis points to 34.1%, compared to 34.0% in the prior-year period, reflecting improved margins in the Retail-Flooring and Steel Manufacturing segments.

Operating income decreased approximately $2.7 million, or 34.0%, to $5.3 million for the quarter ended June 30, 2026, compared to $8.0 million in the prior-year period. The decrease was driven primarily by lower gross profit of $1.2 million and increased compensation and professional fees in the Retail-Entertainment, Flooring Manufacturing, and Corporate segments. These increases were partially offset by lower general and administrative expenses in the Retail-Flooring and Steel Manufacturing segments.

For the quarter ended June 30, 2026, net loss was approximately $1.1 million, and loss per share was $0.34, compared to net income of approximately $5.4 million and diluted EPS of $1.24 in the prior-year period. The prior-year period results benefited from a $1.5 million gain on Employee Retention Credits and a $1.3 million gain on the settlement of a holdback liability related to Precision Marshall.

Adjusted EBITDA¹ for the quarter ended June 30, 2026, was approximately $9.3 million, a decrease of $3.9 million, or 29.5%, compared to $13.2 million in the prior-year period. The decrease in Adjusted EBITDA¹ was primarily due to the decrease in revenue.

As of June 30, 2026, the Company had total cash availability of approximately $39.8 million, consisting of $10.9 million in cash on hand and $28.9 million available for borrowing under its various lines of credit.

Third Quarter Fiscal Year 2026 Segment Results (in thousands)

	For the three months ended June 30,
	2026	2025	% Change
Revenue
Retail - Entertainment	$ 21,426	$ 19,017	12.7%
Retail - Flooring	21,434	30,373	-29.4%
Flooring Manufacturing	31,813	30,959	2.8%
Steel Manufacturing	36,271	33,793	7.3%
Intercompany eliminations	(2,039)	(1,620)	N/A
Corporate & Other	6	8	N/A
Total Revenue	$ 108,911	$ 112,530	-3.2%

	For the three months ended June 30,
	2026	2025	% Change
Operating (loss) income
Retail - Entertainment	$ 3,100	$ 2,317	33.8%
Retail - Flooring	(3,180)	(733)	-333.8%
Flooring Manufacturing	2,521	2,676	-5.8%
Steel Manufacturing	3,860	2,285	68.9%
Intercompany eliminations	(144)	1,450	N/A
Corporate & Other	(874)	8	N/A
Total Operating (loss) Income	$ 5,283	$ 8,003	-34.0%

	For the three months ended June 30,
	2026	2025	% Change
Adjusted EBITDA¹
Retail - Entertainment	$ 3,315	$ 2,572	28.9%
Retail - Flooring	(1,884)	778	N/A
Flooring Manufacturing	3,403	3,651	-6.8%
Steel Manufacturing	5,382	4,627	16.3%
Intercompany eliminations	(58)	1,450	N/A
Corporate & Other	(860)	110	N/A
Total Adjusted EBITDA¹	$ 9,298	$ 13,188	-29.5%

	For the three months ended June 30,
	2026	2025
Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	15.5%	13.5%
Retail - Flooring	-8.8%	2.6%
Flooring Manufacturing	10.7%	11.8%
Steel Manufacturing	14.8%	13.7%
Intercompany eliminations	N/A	N/A
Corporate & Other	N/A	N/A
Total Adjusted EBITDA¹	8.5%	11.7%
as a percentage of revenue

Retail – Entertainment

Retail-Entertainment segment revenue for the quarter ended June 30, 2026 was $21.4 million, an increase of approximately $2.4 million, or 12.7%, compared to $19.0 million in the prior-year period. Revenue growth was driven by strong consumer demand across all product lines. Gross margin was unchanged at 57.4%. Operating income for the quarter ended June 30, 2026 was $3.1 million compared to $2.3 million in the prior-year period. The increase in operating income was primarily driven by the segment's revenue growth.

Retail – Flooring

Retail-Flooring segment revenue for the quarter ended June 30, 2026 was $21.4 million, a decrease of approximately $9.0 million, or 29.4%, compared to $30.4 million in the prior-year period. The decline was primarily driven by lower retail and contractor sales due to the continued headwinds in the new-home construction and home-refurbishment markets. Gross margin increased to 37.1%, compared to 35.5% in the prior-year period, reflecting a more favorable sales mix. Operating loss for the quarter ended June 30, 2026 was $3.2 million, compared to an operating loss of $0.7 million in the prior-year period. The increase in operating loss was driven primarily by lower revenue, partially offset by lower general and administrative expenses resulting from cost-reduction initiatives.

Flooring Manufacturing

Flooring Manufacturing segment revenue for the quarter ended June 30, 2026 was $31.8 million, an increase of approximately $0.8 million, or 2.8%, compared to $31.0 million in the prior-year period. Flooring Manufacturing segment revenue, net of intercompany eliminations, increased approximately $1.1 million compared to the prior-year period. Gross margin decreased to 25.8%, compared to 27.6% in the prior-year period, primarily due to increased raw material and other input costs. Operating income for the quarter ended June 30, 2026 was $2.5 million, compared to $2.7 million for the prior-year period. The decrease was primarily driven by reduced gross margins, partially offset by lower operating expenses resulting from cost reduction initiatives.

Steel Manufacturing

Steel Manufacturing segment revenue for the quarter ended June 30, 2026 was $36.3 million, an increase of approximately $2.5 million, or 7.3%, compared to $33.8 million in the prior-year period. The increase was primarily driven by higher sales volumes in the fabricated, hardened wear, and tool and die businesses, partially offset by lower revenue in the metal forming, assembly, and finishing solutions business. Steel Manufacturing segment revenue, net of intercompany eliminations, increased approximately $1.8 million compared to the prior-year period. Gross margin was 24.6%, compared to 23.0% in the prior-year period, reflecting a more favorable sales mix. Operating income was $3.9 million for the quarter ended June 30, 2026 compared to operating income of $2.3 million in the prior-year period. The increase was primarily driven by improved gross profit and lower operating expenses resulting from cost reduction initiatives.

Corporate and Other

Corporate and Other segment operating loss for the quarter ended June 30, 2026 was $0.9 million compared to operating income of $8,000 in the prior-year period. The change in operating loss is due to the reallocation of certain costs in the prior-year period.

Nine Months Fiscal Year 2026 Financial Summary (in thousands except per share amounts)
	For the nine months ended June 30,
	2026	2025	% Change
Revenue	$ 320,354	$ 331,051	-3.2%
Gross profit	$ 107,029	$ 108,797	-1.6%
Operating income	$ 6,725	$ 10,857	-38.1%
Net income (loss)	$ (3,570)	$ 21,746	N/A
Diluted earnings (loss) per share	$ (1.16)	$ 4.97	N/A
Adjusted EBITDA¹	$ 22,968	$ 25,379	-9.5%

Revenue decreased approximately $10.7 million, or 3.2%, to $320.4 million for the nine months ended June 30, 2026, compared to $331.1 million in the prior-year period. Revenue decreased primarily due to a decline of approximately $22.6 million in the Retail-Flooring segment, partially offset by increases of approximately $7.5 million in the Retail-Entertainment segment, $2.3 million in the Flooring Manufacturing segment, and $2.1 million in the Steel Manufacturing segment.

Gross profit decreased approximately $1.8 million, or 1.6%, to approximately $107.0 million for the nine months ended June 30, 2026, compared to $108.8 million in the prior-year period, primarily due to lower revenue in the Retail-Flooring segment. Gross margin increased 50 basis points to 33.4%, compared to 32.9% in the prior-year period, reflecting improved operating efficiencies in the Flooring Manufacturing and Steel Manufacturing segments, as well as a more favorable revenue mix, as the higher-margin Retail-Entertainment segment represented a larger share of consolidated revenue.

Operating income decreased approximately $4.2 million, or 38.1%, to approximately $6.7 million for the nine months ended June 30, 2026, compared to $10.9 million in the prior-year period. The decrease was primarily due to a non-cash goodwill impairment charge of approximately $4.0 million in the Steel Manufacturing segment in the second quarter of fiscal year 2026.

For the nine months ended June 30, 2026, net loss was approximately $3.6 million, and loss per share was $1.16, compared to net income of approximately $21.7 million and diluted EPS of $4.97 in the prior-year period. The net loss for the nine months ended June 30, 2026, includes a non-cash goodwill impairment charge of approximately $4.0 million in the Steel Manufacturing segment and a $1.4 million gain on Employee Retention Credits in the Retail-Flooring segment, both in the second quarter of fiscal year 2026. The prior-year period benefited from a $1.8 million gain on Employee Retention Credits and a $1.2 million gain on the settlement of a holdback liability related to Precision Marshall. In addition, fiscal year 2025 year-to-date net income included a $22.8 million gain related to the modification of the Flooring Liquidators’ seller note, an approximately $2.8 million gain related to the settlement of the earnout liability from the Precision Metal Works, Inc. (“PMW”) acquisition, and an approximately $0.7 million gain from the settlement of PMW seller notes.

Adjusted EBITDA¹ for the nine months ended June 30, 2026, was approximately $23.0 million, a decrease of $2.4 million, or 9.5%, compared to $25.4 million in the prior-year period. The decrease is primarily due to the decrease in revenue.

Nine Months FY 2026 Segment Results (in thousands)

	For the nine months ended June 30,
	2026	2025	% Change
Revenue
Retail - Entertainment	$ 66,252	$ 58,758	12.8%
Retail - Flooring	66,969	89,519	-25.2%
Flooring Manufacturing	90,958	91,596	-0.7%
Steel Manufacturing	100,679	98,569	2.1%
Intercompany eliminations	(4,521)	(7,461)	N/A
Corporate & Other	17	70	N/A
Total Revenue	$ 320,354	$ 331,051	-3.2%

	For the nine months ended June 30,
	2026	2025	% Change
Operating (loss) Income
Retail - Entertainment	$ 11,082	$ 8,223	34.8%
Retail - Flooring	(11,467)	(5,649)	-103.0%
Flooring Manufacturing	6,816	4,914	38.7%
Steel Manufacturing	3,821	5,673	-32.6%
Intercompany eliminations	(530)	588	N/A
Corporate & Other	(2,997)	(2,892)	N/A
Total Operating Income	$ 6,725	$ 10,857	-38.1%

	For the nine months ended June 30,
	2026	2025	% Change
Adjusted EBITDA¹
Retail - Entertainment	$ 11,811	$ 9,138	29.3%
Retail - Flooring	(7,418)	(1,599)	-363.9%
Flooring Manufacturing	9,595	7,810	22.9%
Steel Manufacturing	12,392	11,899	4.1%
Intercompany eliminations	(444)	588	N/A
Corporate & Other	(2,968)	(2,457)	N/A
Total Adjusted EBITDA¹	$ 22,968	$ 25,379	-9.5%

	For the nine months ended June 30,
	2026	2025
Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	17.8%	15.6%
Retail - Flooring	-11.1%	-1.8%
Flooring Manufacturing	10.5%	8.5%
Steel Manufacturing	12.3%	12.1%
Intercompany eliminations	N/A	N/A
Corporate & Other	N/A	N/A
Total Adjusted EBITDA¹	7.2%	7.7%
as a percentage of revenue

Retail – Entertainment

Retail-Entertainment segment revenue for the nine months ended June 30, 2026 was $66.3 million, an increase of approximately $7.5 million, or 12.8%, compared to $58.8 million in the prior-year period. The increase was driven by strong consumer demand across all product lines. Gross margin for the nine months ended June 30, 2026 was 57.6%, essentially flat compared to 57.7% in the prior-year period. Operating income for the nine months ended June 30, 2026 was $11.1 million compared to $8.2 million in the prior-year period. The increase in operating income was primarily driven by the segment's revenue growth.

Retail – Flooring

Retail-Flooring segment revenue for the nine months ended June 30, 2026 was $67.0 million, a decrease of approximately $22.6 million, or 25.2%, compared to $89.5 million in the prior-year period. The decline was primarily driven by lower retail and contractor sales due to the continued headwinds in the new-home construction and home-refurbishment markets. Gross margin for the nine months ended June 30, 2026 was 34.4%, compared to 35.7% in the prior-year period. The decline in gross margin was primarily due to a less favorable overall product mix. Operating loss for the nine months ended June 30, 2026 was $11.5 million, compared to an operating loss of $5.6 million in the prior-year period. The increase in operating loss was driven primarily by lower revenue, partially offset by reduced operating expenses resulting from cost-reduction initiatives.

Flooring Manufacturing

Flooring Manufacturing segment revenue for the nine months ended June 30, 2026 was $91.0 million, a decrease of approximately $0.6 million, or 0.7%, compared to $91.6 million in the prior-year period. The decline reflected lower intercompany sales to the Retail-Flooring segment as demand in the new-home construction and home-refurbishment markets remained soft. Flooring Manufacturing segment revenue, net of intercompany eliminations, increased approximately $2.3 million compared to the prior‑year period. Gross margin for the nine months ended June 30, 2026 increased to 25.9% from 25.2% in the prior‑year period, primarily due to improved manufacturing efficiency. Operating income for the nine months ended June 30, 2026, was $6.8 million, an increase of 38.7%, compared to $4.9 million for the prior-year period. The improvement in operating income reflects the combined impact of higher gross margins and the ongoing benefits of cost‑reduction actions.

Steel Manufacturing

Steel Manufacturing segment revenue for the nine months ended June 30, 2026 was $100.7 million, an increase of approximately $2.1 million, or 2.1%, compared to $98.6 million in the prior-year period. The increase in revenue was primarily driven by higher sales volumes in the fabricated, hardened wear, and tool and die businesses, partially offset by lower revenue in the metal forming, assembly, and finishing solutions business. Gross margin increased to 22.3% for the nine months ended June 30, 2026, compared to 20.7% for the prior-year period. The increase in gross margin was primarily due to a more favorable sales mix. Operating income for the nine months ended June 30, 2026 was $3.8 million, compared to $5.7 million in the prior-year period, a decrease of approximately $1.9 million primarily attributable to a non-cash goodwill impairment charge of approximately $4.0 million related to PMW, partially offset by higher gross profit.

Corporate and Other

Corporate and Other segment operating loss was $3.0 million and $2.9 million for the nine months ended June 30, 2026, and 2025, respectively.

Non-GAAP Financial Information

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures, such as “Adjusted EBITDA,” which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated, should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements

The use of the word “Company” refers to Live Ventures and its wholly owned subsidiaries. Certain statements in this press release contain or may suggest “forward-looking” information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, each as amended, that are intended to be covered by the “safe harbor” created by those sections. Words such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements are intended to identify forward-looking statements. Live Ventures may also make forward-looking statements in its periodic reports filed with the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers and directors to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025. Additionally, new risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. Live Ventures undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

About Live Ventures Incorporated

Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company seeks opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011, Jon Isaac, Chief Executive Officer and strategic investor, joined the Company's Board of Directors and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, and entertainment industries.

Contact:

Live Ventures Incorporated

Greg Powell, Director of Investor Relations

725.500.5597

gpowell@liveventures.com

www.liveventures.com

Source: Live Ventures Incorporated

LIVE VENTURES INCORPORATED

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	June 30, 2026	September 30, 2025
	(Unaudited)
Assets
Cash	$10,900	$8,831
Trade receivables, net of allowance for doubtful accounts of $0.2 million at June 30, 2026 and $0.6 million at September 30, 2025	39,691	39,947
Inventories, net	119,959	120,716
Income taxes receivable	44	—
Prepaid expenses and other current assets	3,828	3,568
Total current assets	174,422	173,062
Property and equipment, net	74,970	77,511
Right of use asset - operating leases	60,952	53,097
Deposits and other assets	2,026	1,498
Intangible assets, net	16,313	20,080
Goodwill	57,139	61,152
Total assets	$385,822	$386,400
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$25,318	$27,369
Accrued liabilities	32,784	31,834
Income taxes payable	—	2,334
Current portion of lease obligations - operating leases	12,654	11,495
Current portion of lease obligations - finance leases	603	573
Current portion of long-term debt	57,274	36,282
Current portion of notes payable - related parties	—	800
Current portion of seller notes - related parties	275	275
Total current liabilities	128,908	110,962
Long-term debt, net of current portion	16,929	41,880
Lease obligation long term, net of current portion - operating leases	54,826	46,375
Lease obligation long term, net of current portion - finance leases	42,306	42,269
Notes payable - related parties, net of current portion	21,801	18,564
Seller notes, net of current portion - related parties	17,972	17,945
Deferred tax liability	8,383	9,156
Other non-current obligations	2,813	3,945
Total liabilities	293,938	291,096
Commitments and contingencies
Stockholders' equity:
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 shares issued and outstanding at June 30, 2026 and September 30, 2025, with a liquidation preference of $0.30 per share outstanding	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,071,656 shares issued and outstanding at June 30, 2026 and September 30, 2025	2	2
Paid in capital	75,998	75,848
Treasury stock common 754,391 shares as of June 30, 2026 and September 30, 2025	(9,600)	(9,600)
Treasury stock Series E preferred 80,000 shares as of June 30, 2026 and September 30, 2025	(7)	(7)
Retained earnings	25,491	29,061
Total stockholders' equity	91,884	95,304
Total liabilities and stockholders' equity	$385,822	$386,400

LIVE VENTURES INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2026	2025	2026	2025
Revenue	$108,911	$112,530	$320,354	$331,051
Cost of revenue	71,815	74,243	213,325	222,254
Gross profit	37,096	38,287	107,029	108,797

Operating expenses:
General and administrative expenses	27,587	26,275	83,110	84,667
Sales and marketing expenses	4,226	4,009	13,181	13,273
Impairment expense	—	—	4,013	—
Total operating expenses	31,813	30,284	100,304	97,940
Operating income	5,283	8,003	6,725	10,857
Other (expense) income:
Interest expense, net	(3,835)	(3,854)	(11,288)	(11,949)
Gain on extinguishment of debt	—	—	—	713
Gain on settlement of earnout liability	—	—	—	2,840
Gain on settlement of holdback liability	—	1,282	—	1,186
Employee Retention Credit	—	1,469	1,400	1,824
Gain on modification of seller note	—	—	—	22,784
Other (expense) income	(62)	555	(135)	876
Total other (expense) income, net	(3,897)	(548)	(10,023)	18,274
Income (loss) before provision for income taxes	1,386	7,455	(3,298)	29,131
Provision for income taxes	2,444	2,067	272	7,385
Net (loss) income	$(1,058)	$5,388	$(3,570)	$21,746

(Loss) income per share:
Basic	$(0.34)	$1.75	$(1.16)	$7.01
Diluted	$(0.34)	$1.24	$(1.16)	$4.97

Weighted average common shares outstanding:
Basic	3,071,656	3,081,970	3,071,656	3,101,646
Diluted	3,071,656	4,356,355	3,071,656	4,376,031

LIVE VENTURES INCORPORATED

NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net (loss) income to total Adjusted EBITDA¹ for the periods indicated (dollars in thousands):

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income (loss)	$(1,058)	$5,388	$(3,570)	$21,746
Depreciation and amortization	3,834	4,547	11,679	13,362
Stock-based compensation	50	50	150	150
Interest expense, net	3,835	3,854	11,288	11,949
Income tax expense (benefit)	2,444	2,067	272	7,385
Gain on extinguishment of debt	—	—	—	(713)
Gain on modification of seller note	—	—	—	(22,784)
Gain on settlement of earnout liability	—	—	—	(2,840)
Gain on settlement of holdback	—	(1,282)	—	(1,186)
Gain on receipt of ERC credits	—	(1,469)	(1,400)	(1,824)
Impairment of goodwill	—	—	4,013	—
Debt acquisition costs	—	—	59	—
Acquisition costs	193	—	193	—
Other non-recurring charges	—	33	284	134
Adjusted EBITDA	$9,298	$13,188	$22,968	$25,379